Exhibit 23.3

Consent of Independent Public Accountants

To the Stockholders and Board of Directors of Public Service Company of Oklahoma:

     As independent public accountants, we hereby consent to the incorporation of our reports dated February 28, 1996, included in, and incorporated by reference in this Form 10-K, into Public Service Company of Oklahoma's previously filed registration statement on Form S-3 (File No. 333-00973).



Arthur Andersen LLP



Dallas, Texas
March 27, 1996